Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Announces Earnings Release

VIRGINIA BEACH, VA – November 27, 2009 – Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), today reported financial results for the three months ended September 30, 2009.

The company’s net decrease in stockholders’ equity resulting from operations (which includes net operating income plus realized and unrealized gains or losses on investments) was $435,000 or a $0.23 loss per share for the three months ended September 30, 2009, compared to a decrease of $373,000 or a $0.19 loss per share for the three months ended September 30, 2008. The per share performance was calculated using shares outstanding of 1,915,548. The decrease in stockholders’ equity resulting from operations at September 30, 2008 included a one time expense of $113,000 representing financing costs related to the $16.1 million refinancing of Waterside’s SBA debentures. Operating expenses have increased by $97,000 compared to September 30, 2008, excluding the one time expense related to the redemption of SBA debentures. The increase in operating expenses was primarily attributable to the Company contracting with two individuals and legal expenses associated with advising and evaluating strategic alternatives available to the Company in order to enhance and preserve shareholder value. Additionally, the decrease in stockholders’ equity from operations at September 30, 2009 included $170,000 of unrealized depreciation in the investment portfolio.

At September 30, 2009, Waterside’s loans and investments had a fair value of $17.9 million, compared with $20.8 million reported at September 30, 2008. For the three months ended September 30, 2009, the company originated new investments of $99,000 and received proceeds from principal collected on notes receivable and debt and equity securities of $160,000. This compared to the Company’s funding of $190,000 in new investments for the three months ended September 30, 2008, and receiving proceeds from principal collected on notes receivable and debt securities of $30,000. The net asset value of the common shares decreased to $2.56 per share at September 30, 2009 from the $3.64 reported at September 30 2008. The decrease in net asset value was due to the above mentioned $435,000 decrease in shareholders equity resulting from operations.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $17.9 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations, ability to cure the SBA Capital Impairment default, ability to close on transactions designed to enhance shareholder value, etc.—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

WATERSIDE CAPITAL CORPORATION

Financial Summary

(In thousands except per share data)

	Three Months Ended September 30,
	2009	2008
Statement of Operations data:

Total operating income	$345	$466
Interest expense	263	267
Other operating expenses	347	363

Net operating loss	(265)	(164)

Realized loss on investments	–	–

Change in unrealized appreciation (depreciation) on investments	(170)	(209)

Net decrease in stockholders’ equity resulting from operations	$(435)	$(373)

Per share data (basic):
Net operating loss	$(0.14)	$(0.09)
Net decrease in stockholders’ equity resulting from operations	(0.23)	(0.19)

	At September 30, 2009	At September 30, 2008
Balance Sheet data:

Cash and cash equivalents	$161	$741
Invested idle funds	2,167	606
Loans and investments, at fair value
Loans	362	–
Debt securities	4,454	6,479
Equity securities	10,705	11,122
Options and warrants	1,560	1,966
Notes receivable and other	869	1,279

Total loans and investments	17,950	20,846

Debentures payable	16,100	16,100
Stockholders’ equity	4,908	6,974

Net asset value per common share	$2.56	$3.64